CREDIT AGREEMENT






                             Dated: April 16, 2001





                               by and between






                           FIRST UNION NATIONAL BANK



                                      and



                               DATARAM CORPORATION

                                TABLE OF CONTENTS
                                                                      Page

I DEFINITIONS                                                            1
     1.1     DEFINED TERMS                                               1
     1.2     INTERPRETATION AND CONSTRUCTION                            13

II CREDIT FACILITIES                                                    14
     2.1     REVOLVING CREDIT FACILITY                                  14
     2.2     TERM LOAN FACILITY                                         18
     2.3     AVAILABILITY                                               19
     2.4     FEES                                                       20
     2.5     MANNER OF PAYMENT                                          20
     2.6     LATE CHARGES                                               21
     2.7     USE OF PROCEEDS                                            21
     2.8     CONDITIONS TO EXTENSION OF CREDIT FACILITIES               21
     2.9     CONDITIONS TO ALL REVOLVING CREDIT LOANS                   23
     2.10    REGULATORY CAPITAL REQUIREMENTS                            24
     2.11    EXCESS REVOLVING CREDIT LOANS                              24
     2.12    REQUIREMENTS OF LAW                                        24
     2.13    SALE, ASSIGNMENT OR PARTICIPATIONS                         25

III REPRESENTATIONS AND WARRANTIES                                      26
     3.1     GOOD STANDING                                              26
     3.2     CORPORATE ORGANIZATION AND AUTHORITY                       26
     3.3     COMPLIANCE WITH LAW/NO CONFLICT; MARGIN REGULATIONS        27
     3.4     NO LITIGATION                                              27
     3.5     FINANCIAL STATEMENTS; NO FINANCIAL CHANGE                  27
     3.6     TAX COMPLIANCE                                             28
     3.7     GOOD TITLE AND ABSENCE OF LIENS                            28
     3.8     ERISA                                                      28
     3.9     COLLATERAL DOCUMENTS                                       29
     3.10    ENVIRONMENTAL STATUS                                       29
     3.11    INTELLECTUAL PROPERTY                                      30
     3.12    INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT;
             OTHER REGULATIONS                                          30
     3.13    PROCEEDS OF REVOLVING LOANS                                30
     3.14    SOLVENCY                                                   30
     3.15    INSURANCE                                                  31
     3.16    NO DEFAULT                                                 31
     3.17    FULL DISCLOSURE                                            31
     3.18    REAFFIRMATION                                              31

IV AFFIRMATIVE COVENANTS OF THE BORROWER                                31
     4.1     AUDIT AND OTHER REPORTS                                    31
     4.2     INSURANCE                                                  33
     4.3     PAYMENT OF EXPENSES                                        33
     4.4     GOOD WORKING CONDITION                                     33
     4.5     OBSERVANCE OF LEGAL REQUIREMENT, LICENSES AND PERMITS AND
             PROTECTION OF ASSETS                                       34
     4.6     INSPECTION                                                 34
     4.7     PAYMENTS OF OBLIGATIONS                                    34

     4.8     TAXES AND OTHER CHARGES                                    35
     4.9     [INTENTIONALLY OMITTED]                                    35
     4.10    OPERATING ACCOUNT                                          35

V NEGATIVE COVENANTS OF THE BORROWER                                    35
     5.1     LOANS, ADVANCES AND INVESTMENTS                            35
     5.2     FINANCIAL COVENANTS                                        36
     5.3     LIMITATION ON LIENS                                        37
     5.4     LIMITATION ON INDEBTEDNESS                                 37
     5.5     LIMITATION ON GUARANTEES                                   37
     5.6     CERTIFICATE OF INCORPORATION AND BY-LAWS                   38
     5.7     TRANSACTIONS AMONG AFFILIATES                              38
     5.8     CONSOLIDATIONS AND MERGERS                                 38
     5.9     FISCAL YEAR                                                38
     5.10    CHANGE IN ACCOUNTING PRINCIPLES                            39
     5.11    MAINTAIN CORPORATE EXISTENCE AND NATURE OF BUSINESS        39

VI EVENTS OF DEFAULT                                                    39
     6.1     NON-PAYMENT                                                39
     6.2     NON-PERFORMANCE                                            39
     6.3     MISREPRESENTATION                                          40
     6.4     INSOLVENCY                                                 40
     6.5     JUDGMENT OR LIEN                                           40
     6.6     ADVERSE CHANGE                                             40
     6.7     OWNERSHIP                                                  40
     6.8     ERISA                                                      41
     6.9     DEFAULT IN OBLIGATIONS TO THIRD PARTIES                    41
     6.10    LOAN DOCUMENT ENFORCEABILITY                               41
     6.11    LOAN DOCUMENTS/SWAP DOCUMENTS                              41
     6.12    ALTA LOAN TITLE POLICY                                     42
     6.13    LANDLORD WAIVER AND CONSENT                                4

VII CONSEQUENCE OF EVENT OF DEFAULT                                     42
     7.1     ACCELERATION                                               42
     7.2     SET-OFF                                                    42
     7.3     ATTORNEYS' FEES AND EXPENSES                               42
     7.4     DEFAULT RATE                                               43
     7.5     BANK'S PERFORMANCE OF OBLIGOR'S OBLIGATION                 43
     7.6     OTHER REMEDIES                                             43

VIII MISCELLANEOUS                                                      43
     8.1     NO WAIVER                                                  43
     8.2     MODIFICATION OR AMENDMENT                                  43
     8.3     WAIVER OF NOTICE                                           44
     8.4     ONE INSTRUMENT                                             44
     8.5     LAW OF NEW JERSEY                                          44
     8.6     JURISDICTION                                               44
     8.7     SUCCESSORS OR ASSIGNS                                      44
     8.8     RIGHTS CUMULATIVE                                          44
     8.9     LIMITATION OF LIABILITY                                    44
     8.10    ADDRESSES OF NOTICES                                       45
     8.11    TITLES                                                     46
     8.12    DISCLOSURE/CONFIDENTIALITY                                 46
     8.13    TERM                                                       47

     8.14    INTEREST LIMITATION                                        47
     8.15    INDEMNIFICATION                                            48
     8.16    WAIVER OF TRIAL BY JURY                                    49
     8.17.   ARBITRATION                                                49






                            SCHEDULES AND EXHIBITS



Exhibit A        Revolving Credit Note
Exhibit B        Term Note
Exhibit C        Borrower Pledge Agreement
Exhibit D        Borrower Security Agreement
Exhibit E        Assignment of Leases
Exhibit F        [Intentionally Omitted]
Exhibit G        Subsidiary Guaranty
Exhibit H        Subsidiary Pledge Agreement
Exhibit I        Mortgage
Schedule 3.1     Organization
Schedule 3.4     Litigation
Schedule 3.8     ERISA
Schedule 3.10(B) Certain Environmental Matters
Schedule 3.15    Insurance
Schedule 5.4     Existing Indebtedness

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (the "Agreement"), dated as of April 16, 2001 between Dataram Corporation, a New Jersey corporation having its chief executive office at 186 Princeton Road West Windsor, NJ 08550 (the "Borrower"), and First Union National Bank, a national banking association with a place of business at 190 River Road, Summit, NJ 07901 (the "Bank");

                                   WITNESSETH:

     In consideration of the mutual covenants herein contained and to induce the Bank to extend credit to the Borrower, the parties agree as follows:


                                        I

                                   DEFINITIONS

1.1   DEFINED TERMS

     "Adjusted LIBO Rate" means, for each Interest Period, an interest rate per annum equal to the product of (a) the Eurodollar Rate in effect for such Interest Period and (1,) Eurodollar Reserves, if any, imposed upon the Bank.

     "Affiliate" means with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the capital stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of the Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Borrower. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning ascribed to such term on the first page hereof.

     "Assignment of Leases" means the Assignment of Leases by the Borrower in favor of the Bank in the form of Exhibit E hereto.

     "Bank" means the party identified on the first page hereof as the Bank.

     "Borrower" means the party identified on the first page hereof as the Borrower


     "Borrower Pledge Agreement" means the Pledge Agreement by the Borrower in favor of the Bank, in the form of Exhibit C hereto.

     "Borrower Security Agreement" means the Security Agreement by the Borrower in favor of the Bank, in the form of Exhibit D hereto.

     "Borrowing Date" means the Business Day or Working Day on which a Revolving Credit Loan is to be made.

     "Business Day" means a day other than a Saturday or Sunday or other day on which the Bank is authorized or required to close under the laws of the State of New Jersey or applicable federal law.

     "Capital Expenditures" means for any period, the aggregate of all expenditures (including that portion of Capital Leases which is capitalized in accordance with GAAP on the consolidated balance sheet of a Person) by such Person during that period for any fixed assets, improvements, or replacements, substitutions or additions thereto that have a useful life of more than one (1) year including, without limitation, the direct or indirect acquisition of such assets by way of increased product charges, offset items or otherwise.

     "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

     "Capitalized Rentals" of any Person means as of the date of determination thereof the amount at which the aggregate Rentals due and to be become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

     "Change in Control" means the occurrence of an event, or series of events, which shall lead, or has led, to a Person or two or more ]Persons acting as a partnership, limited partnership, syndicate or other group, within the meaning of Section 13(d) and 14(d) of the Exchange Act (as in effect on the date hereof), becoming the "beneficial owners" (as such term is used in Rule 13D-3 under the Exchange Act (as in effect on the date hereof) of more than 50 percent of the Voting Stock of the Borrower then outstanding.

     "Closing Date" means the date of this Agreement.

     "Collateral Documents" means all documents and instruments delivered and to be delivered under this Agreement to create, perfect or maintain a security interest in, and/or Lien on, property of the Borrower or any Subsidiary, including, without limitation, the Borrower Pledge Agreement, the Borrower Security Agreement, the Subsidiary Pledge Agreement, the Mortgage and the Assignment of Leases.

     "Consolidated EBITDA" means, for the Four Quarter Period immediately preceding the date of determination, Consolidated Net Earnings plus (to the extent deducted in determining Consolidated Net Earnings), (a) Consolidated Interest Charges, (b) depreciation and amortization charges and (c) all provisions for any federal, state or other income taxes made by the Borrower and its Subsidiaries during such period.

     "Consolidated Fixed Charges" means, for the Four Quarter Period immediately preceding the date of determination, the sum of (without duplication) (i) Consolidated Interest Charges and (ii) scheduled payments of principal with respect to Debt of the Borrower and all Subsidiaries during such period.

     "Consolidated Interest Charges" means, for any period all interest expense (net of any interest income), including the interest component of Capitalized Rentals, and all amortization of debt discount and expense on any Indebtedness of the Borrower and its Subsidiaries.

     "Consolidated Net Earnings Available for Fixed Charges" means for the Four Quarter Period immediately preceding the date of determination, the amount by which (a) the sum of (i) Consolidated Net Earnings plus (ii) Consolidated Interest Charges (to the extent deducted in determining Consolidated Net Earnings), plus (iii) depreciation and amortization charges (to the extent deducted in determining Consolidated Net Earnings), exceeds (1))the sum of (i) Capital Expenditures of the Borrower and Subsidiaries and (ii) dividends or other distributions paid on the Borrower's capital stock in cash or property, and other amounts paid in connection with any purchase, redemption, retirement or other acquisition of any capital stock of the Borrower by the Borrower or any Subsidiary

     "Consolidated Tangible Net Worth" means, at any time, the sum (without duplication, and in each case eliminating all offsetting debits and credits between and among the Borrower and its Subsidiaries, and all other items required to be eliminated in the course of the preparation of consolidated financial statements in accordance with GAAP) of

          (A) the consolidated stockholders' equity of the Borrower and its Subsidiaries, determined at such time in accordance with GAAP, minus

          (B) the net book value of all Intangible Assets of the Borrower and its Subsidiaries, minus

          (C) any net gains attributable to cumulative currency translation adjustments (or plus any net losses attributable to such adjustments), minus

          (D)    minority interests.

     "Consolidated Total Debt" means, as of the date of any determination thereof, the aggregate amount of all outstanding Debt of the Borrower and its Subsidiaries on a consolidated basis.

     "Contingent Obligations" means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (D) for the obligations of a partnership in which such Person is a general partner, or (E) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligations shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Bank in good faith.

     "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets are bound.

     "Credit Facilities" means the Term Loan and the Revolving Credit Facility, collectively.

     "Debt" of any Person means, as of the date of determination thereof (without duplication),

          (A)     all Indebtedness for borrowed money,

          (B) obligations secured by any Lien upon property owned by such Person or created or arising under any confidential sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under any such arrangement in the event of default are limited to repossession or sale of property including obligations secured by Liens arising from the sale or transfer of notes or accounts receivable, but, in all events, excluding trade payables and accrued expenses constituting current liabilities;

          (C)     Capitalized Rentals;

          (D) reimbursement obligations in respect of credit enhancement instruments including letters of credit (excluding, however, short-term letters of credit and surety bonds issued in commercial transactions in the ordinary course of business);

          (E) Contingent Obligations in respect of obligations of other Persons of the character referred to in (A) through (D) above.

     "Default Rate" means a rate of two percent (2%) in excess of the Prime
Rate.

     "Environmental Indemnity Agreement" means that certain environmental indemnity agreement of even date herewith from the Borrower in favor of the Bank, as amended from time to time in accordance with the terms thereof.

"Environmental Laws" means (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), as amended by the Superfluid Amendment and Reauthorization Act of 1986; (B) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq.; (C) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.1lb et seq.; (D) the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq.; (E) the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq.; (F) the New Jersey Solid Waste Management Act, as amended, N.J.S.A. 13:1E-1 et seq.; (G) the New Jersey Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1 et seq.; and (H) any and all laws, regulations and executive orders, federal, state and local, pertaining to environmental matters, as same may be amended or supplemented from time to time.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurodollar Loan(s)" means any and all Loan(s) which bear interest at the Adjusted LIBO Rate.

     "Eurodollar Rate" means the rate of interest (rounded to the next higher 1/100 of one percent (.01%)) for deposits in U.S. Dollars for a maturity equal to the Interest Period therefor which appears on Page 3750 as of 11:00 a.m., London time, on the day that is two (2) Working Days prior to the commencement of such Interest Period. If such rate does not appear on the Page 3750, the rate utilized shall be the rate as determined by the Bank from another recognized source or interbank quotation.

     "Eurodollar Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the applicable statutory reserve requirements (rounded to the next higher 1/100 of one percent (.01%) and expressed as a decimal) for the Bank (without duplication, but including basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in such Regulation D.

     "Event of Default" means an event of the nature specified in Article VI hereof; provided, that there has been satisfied any requirement for the giving of notice, the lapse of time or the happening of any further condition, event or act, and "Default" means an event of the nature specified in Article VI hereof whether or not any such requirement has been satisfied.

     "Excess Cash Flow" means, for the Borrower for any period, the sum (without duplication) of:

          (a)   Net Earnings of the Borrower for such period; plus

          (b) depreciation, amortization and other non-cash charges or losses deducted in determining such Net Earnings for such period; plus

          (c) the amount, if any, by which Net Working Capital of the Borrower decreased during such period; minus

          (d) the amount, if any, by which Net Working Capital of the Borrower increased during such period; minus

          (f) the aggregate principal amount of scheduled payments of Debt by the Borrower during such period.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Four Quarter Period" means a period of four, full, consecutive fiscal quarters of the Borrower, taken together as one accounting period.

     "GAAP" means generally accepted accounting principles in existence from time to time in the United States.

     "Good Faith Contest" means an active challenge or contest initiated in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

     "Governmental Body" means any nation or government, any state or other political subdivision thereof; any entity exercising executive, legislative, judicial, regulatory or administrative functions of; or pertaining to government or any court or arbitrator.

     "Guarantor" means Dataram Acquisition Subsidiary, Inc., a New Jersey corporation.

     "including" means, unless the context clearly requires otherwise, "including without limitation".

     "Indebtedness" of any Person means and includes all obligations of such Person which, in accordance with GAAP, should be classified on a balance sheet of such Person as liabilities of such Person and in any event shall include without duplication:

          (A) obligations of such Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock to the extent that such redemption obligations may be required to be satisfied within the term of this Agreement;

          (B) obligations of such Person for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (C) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,

          (D) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Rentals;

          (E) its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money):

          (F)     Swap Agreements of such Person; and

          (G) Contingent Obligations of such Person with respect to liabilities of a type described in any of clauses (A) through (F) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (A) through (G) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     "Indemnified Parties" has the meaning ascribed to such term in Section
8.15 hereof.

     "Intangible Assets" means, as of the date of any determination thereof, all assets of the Borrower and its Subsidiaries which are properly classified as "intangible assets" in accordance with GAAP, including goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and the excess of cost of shares acquired over book value of related assets.

     "Interest Period" means, with respect to any Eurodollar Loan, initially the period commencing on the related Borrowing Date and ending on the numerically corresponding day (or if there is no numerically corresponding day, the last day) in the calendar month that is one (1), two
(2), three (3) or six (6) months thereafter, as selected by the Borrower in a notice of borrowing, and thereafter, the period commencing on the last day of the first preceding Interest Period and ending on the numerically corresponding day (or if there is no numerically corresponding day, the last day) in the calendar month that is one (1), two (2), three (3) or six
(6) months thereafter, as selected by the Borrower in a notice of continuance of or conversion to a Loan; provided, that if any Interest Period would end on a day which shall not be a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless such Working Day would fall in the next succeeding calendar month in which case the Interest Period shall end on the first preceding Working Day and provided, further, that notwithstanding' anything to the contrary, (i) no Interest Period shall extend beyond the Revolving Loan Maturity Date, and
(ii) in all cases, no Interest Period shall extend beyond any date on which interest is to be paid for that portion of principal being paid on such date.

     "Letter(s) of Credit" means standby or documentary letters of credit hereafter issued from time to time by Bank at the request and for the account of the Borrower in accordance with the terms hereof.

     "Letter of Credit Agreement" means the Bank's standard form of letter of credit application and agreement, as the same may change from time to time.

     "Letter of Credit Obligations" means the total face amount of all Letters of Credit as outstanding at any time and all obligations of Borrower to reimburse the Bank for any payments by the Bank under any Letters of Credit.

     "Lien" means any interest in property securing an obligation owed to or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including the security interest lien arising from a mortgage, encumbrance, charge, pledge, conditional sale or other title retention device or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien' shall include, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements affecting property. For the purposes of this Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Loan(s)" means, collectively, Revolving Credit Loans and the Term
Loan.

     "Loan Documents" means this Agreement, the Revolving Credit Note, the Term Note, the Collateral Documents and other documents executed and delivered by the Borrower hereunder, and any amendments, renewals, modifications or supplements thereto, or substitutions therefor.

     "Material Adverse Change" means, as to the Borrower or its Subsidiaries, a material adverse change in the financial condition, operations, business or property of the Borrower and the Subsidiaries taken as a whole. A Material Adverse Change shall be deemed to have occurred if the cumulative effect of such event and/or all other then existing events would result in or create a Material Adverse Change.

     "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise of the Company and its Subsidiaries, taken as a whole, or a material impairment of the Company's ability to perform any of its obligations under this Agreement and the Notes.

     "Maximum Amount" means Fifteen Million Dollars ($15,000,000).

     "Mortgage" means the Mortgage and Security Agreement of even date herewith between the Borrower and the Bank substantially in the form of
Exhibit I hereto.

     "Net Earnings" for any Person in any period means the net earnings of such Person (excluding extraordinary items determined in accordance with GAAP) for such period, determined in accordance with GAAP consistently applied, but excluding in any event:

          (A) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (B)     the proceeds of any life insurance policy;

          (C) net earnings and losses of any Person, substantially all the assets of which have been acquired in any manner by the Borrower, realized by such Person prior to the date of such acquisition;

          (D) net earnings and losses of any Person with which the Borrower shall have consolidated or which shall have merged into or with the Borrower prior to the date of such consolidation or merger, and

          (E) earnings resulting from any reappraisal, revaluation or write-up of assets;
and "Consolidated Net Earnings" for any period means the Net Earnings of the Borrower and its Subsidiaries (excluding extraordinary items determined in accordance with GAAP) for such period, determined on a consolidated basis in accordance with GAAP consistently applied, but excluding in any event:

          (A) net earnings and losses of any Subsidiary accrued prior to the date it becomes a Subsidiary;

          (B) net earnings and losses of any Person (other than a Subsidiary), all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such Person prior to the date of such acquisition

          (C) net earnings and losses of any Person (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger,

          (D) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of cash dividends to the Borrower or any other Subsidiary; and

          (E) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary.

     "Net Working Capital" means, for the Borrower at any date, (a) current assets of the Borrower as of such date (excluding cash) minus (b) current liabilities of the Borrower as of such date (excluding current liabilities in respect of Debt of the Borrower).

     "Notes" means the Revolving Credit Note and the Term Note, collectively.

     "Obligation" or "Obligations" means any and all loans, advances and other financial accommodations made by the Bank prior to, on and after the date of this Agreement to, or on the account of the Borrower (including Revolving Credit Loans, Letters of Credit and the Term Loan), and any and all interest, commissions, obligations, liabilities, indebtedness, charges and expenses direct or indirect, primary, secondary, contingent, joint or several which are due or to become due or that may hereafter be contracted or acquired of the Borrower to the Bank, no matter how or when arising and whether under any present or future agreement or instrument between or among the Borrower and the Bank, or otherwise, and the amount due or to become due upon any notes, reimbursement agreement, Swap Agreement, or other obligations given to, or received by, the Bank or on account of any of the foregoing and the performance and fulfillment by the Borrower of all the terms, conditions, promises, covenants and provisions contained in this Agreement and the other Loan Documents, or in any future agreement or instrument between the Borrower and the Bank.

     "Page 3750" means the display designated as "Page 3750" on the Dow Jones Markets Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major the Banks).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means (A) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being diligently contested in good faith and by appropriate proceedings and against which the Borrower or such Subsidiary has established adequate reserves, (13) Liens imposed by law, such as carriers, warehousemen and mechanics Liens, and Liens incurred in connection with construction or other similar Liens arising in the ordinary course of business provided same are not at the time due and payable, (C) Liens arising out of pledge or deposits under workmen's compensation law, unemployment insurances, old age pension or other social security or retirement benefit or similar legislation, and ([)) Liens in favor of the Bank.

     "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof). Without limitation, the term "Person" shall include the Borrower.

     "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower and covered by Title IV of ERISA.

     "Prime Rate" means the rate of interest announced by the Bank from time to time as its prime rate. The Borrower acknowledges that the Bank's Prime Rate is not represented to be the lowest rate of interest offered by the Bank. The rate of interest shall change automatically and immediately as of the date of any change in the Prime Rate, without notice to the Borrower or any endorser, surety or guarantor.

     "Prime Rate Loan(s)" means any and all Loan(s) which bear interest based upon the Prime Rate.

     "Quick Assets" means, for the Borrower, the sum of (i) cash and cash equivalents of the Borrower, plus (ii) marketable securities of the Borrower, plus (iii) trade and non-trade accounts receivable of the Borrower (net of any reserve therefor), plus (iv) the current portion of indebtedness due to the Borrower from its officers, directors, employees, stockholders.

     "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary, as lessee or sub lessee under a lease of real or personal property.

     "Repayment Indemnity" means, with respect to any Eurodollar Loan, any amounts required to compensate the Bank for any losses or expenses which it incurs as a result of any prepayments of such Eurodollar Loan on a date other than the last day of the relevant Interest Period. The amount of such loss or expense shall be determined by the Bank based upon the assumption that the Bank funded 100 percent of such Eurodollar Loans in the London interbank market. The Bank's determination of the Repayment Indemnity shall be conclusive and binding in the absence of manifest error. The amount payable as determined above shall be in addition to any amounts payable under any other Section or Paragraph of this Agreement.

     "Reportable Event" has the meaning assigned to such term in Title IV of ERISA, or regulations issued thereunder other than a Reportable Event not subject to the provision for a thirty (30) day notice to the PBGC under such regulations.

     "Revolving Credit Facility" means the Revolving Credit Loans in the maximum principal amount of up to the Maximum Amount made available by the Bank pursuant to Section 2.1 hereof and evidenced by the Revolving Credit Note.

     "Revolving Credit Loans" means amount(s) loaned by the Bank to the Borrower under the Revolving Credit Facility. Revolving Credit Loan(s) may be Eurodollar Revolving Credit Loans or Prime Rate Revolving Credit Loans.

     "Revolving Credit Maturity Date" means April 16, 2004.

     "Revolving Credit Note" means that certain revolving credit note substantially in the form of Exhibit A hereto dated the date hereof issued by the Borrower evidencing the Revolving Credit Facility and any note replacing such revolving note.

     "Subsidiary" means any company at least 51% of the total combined voting power of all classes of Voting Stock (in the case of a corporation) or other equity interests (in the case of any company which is not a corporation) of which shall, at the time as of which any determination is being made, be owned by the Borrower either directly or through any such company.

     "Subsidiary Guaranty" means the non-recourse Guaranty by Dataram Acquisition Subsidiary, Inc. in favor of the Bank, in the form of Exhibit G hereto.

     "Subsidiary Pledge Agreement" means the Pledge Agreement by Dataram Acquisition Subsidiary, Inc. in favor of the Bank, in the form of Exhibit H hereto

     "Swap Agreement(s)" means any ISDA Master Agreement(s) entered into among the Borrower or any Subsidiary and the Bank, including the Schedule(s) and all Confirmations (as such terms are defined in the ISDA Master Agreement(s)), and any interest rate or foreign currency swap agreements or similar instruments made after the Closing Date by the Borrower or any Subsidiary.

     "Term Loan" - - means the term loan made by the Bank to the Borrower on the Closing Date in the original principal amount of $10 Million.

     "Term Loan Maturity Date" means March 31, 2006.

     "Term Note" means that certain term note substantially in the form of Exhibit B hereto dated the date hereof issued by the Borrower evidencing the Term Loan and any note replacing such term note.

     "Transfer" means, with respect to any property (including capital stock), the sale, exchange, conveyance, lease, transfer or other disposition of such property.

     "Uniform Commercial Code" means the Uniform Commercial Code as adopted and in effect from time to time under the laws of the State of New Jersey.

     "Voting Stock" means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of which all of the equity interests (except shares required as directors' qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower's other Wholly-Owned Subsidiaries at such time.

     "Working Day" means a Business Day on which currencies are traded in the London interbank market.


1.2     INTERPRETATION AND CONSTRUCTION

          (A)  The terms "hereby", "hereof", "hereto", "herein",
"hereunder" and any similar terms, as used in this Agreement, refer to this Agreement in its entirety and not any particular Article, section or paragraph, and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of this Agreement;

          (B) Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number and vice versa.

          (C) All accounting terms used herein and not otherwise defined shall be defined in accordance with GAAP.


                                       II

                              CREDIT FACILITIES

2.1     REVOLVING CREDIT FACILITY


          (A) Availability. Subject to the terms and conditions hereinafter set forth, and provided that no Default or Event of Default shall have occurred and be continuing or would result from the making of any Revolving Credit Loan or the issuance of any Letter of Credit, from time to time hereafter until the Revolving Credit Maturity Date, the Bank shall extend credit to the Borrower by (i) making Revolving Credit Loans (and the Borrower may borrow, repay and reborrow such amounts on the terms and conditions hereinafter set forth); and (ii) issuing Letters of Credit; provided, that (i) at no time shall the total amount of Letter of Credit Obligations exceed Two Million Dollars ($2, 000,000), and (ii) at no time shall the total principal amount of Revolving Credit Loans then outstanding plus the total amount of Letter of Credit Obligations exceed the Maximum Amount.

          (B) Requests for Revolving Credit Loans. The Borrower shall provide the Bank with at least one (1) Business Day's oral notice of any requested Prime Rate Revolving Credit Loan and three (3) Working Day's oral notice of any requested Eurodollar Revolving Credit Loan, specifying (A) the Borrowing Date and amount, and (B) whether the Revolving Credit Loan is to be an Eurodollar Revolving Credit Loan or a Prime Rate Revolving Credit Loan, and, if an Eurodollar Revolving Credit Loan, the Interest Period, which shall be one, two, three or six months, which oral notice shall be promptly confirmed in writing by the Borrower (provided, that the Bank may rely and act upon telephonic notice whether or not such written confirmation is ultimately received). The Bank shall, on or after 2:00 P.M. (New Jersey time) of the Borrowing Date, make the amount of the requested Revolving Credit Loan available to the Borrower by crediting the Borrower's deposit accounts maintained at the Bank; provided, all conditions precedent to such Revolving Credit Loan have been met or satisfied. Each Revolving Credit Loan requested hereunder for less than the full amount available under the Revolving Credit Facility shall be in the minimum amount of $100,000.00 or any multiple thereof. In no event shall the Borrower have more than ten (10) Eurodollar Revolving Credit Loans outstanding at any one time.

          (C)   Procedures for Letters of Credit.

               (i) Issuance of Letters of Credit. Until the Revolving Loan Maturity Date, and provided that no Default or Event of Default shall have occurred and be continuing or would result from the issuance of a Letter of Credit and subject to the limitations of Section 2.1(A), the Bank shall issue Letters of Credit for the account of Borrower on the terms hereinafter set forth. No Letter of Credit shall (A) have a term beyond 180 days or (B) extend beyond the Revolving Credit Maturity Date. Each of the Letters of Credit shall be issued in a form reasonably satisfactory to the Bank and pursuant to the Letter of Credit Agreement. The terms and conditions of any Letter of Credit Agreement are hereby incorporated herein by reference as if fully set forth at length. In the event any of the terms of any Letter of Credit Agreement expressly conflict with any of the terms of this Agreement, the terms of this Agreement shall govern. Borrower shall pay to the Bank any and all fees imposed by the Bank for all customers in connection with the issuance of Letters of Credit.

               (ii) Payments under Letters of Credit and Reimbursement by Borrower. In the event of a drawing under any Letter of Credit and payment by the Bank, Borrower shall immediately reimburse the Bank therefor, which reimbursement may be made by a charge against Borrower's account(s) maintained at the Bank; provided, however that the Borrower may, subject to the conditions to Revolving Credit Loans set forth in this Agreement, request in accordance with Section 2.1(13) that such reimbursement be financed with a Revolving Credit Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loan. In the event that Borrower shall not so reimburse the Bank, or obtain a Revolving Credit Loan, as provided above, such failure shall be an Event of Default and, in addition to any other right or remedy available to the Bank, Borrower shall pay to the Bank interest on the amount of such payment from the date of such payment by the Bank through and including the date of such reimbursement by Borrower at the Default Rate computed on the basis of the actual number of days elapsed over a year of 360 days.

               (iii) Letter of Credit Obligations Absolute. Borrower's obligations to make payments to the Bank in order to reimburse payments by the Bank on Letters of Credit as provided above shall be absolute and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and each Letter of Credit Agreement, under any and all circumstances whatsoever, and irrespective of:

          (1) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

          (2) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document to which the Bank is not a party;

          (3) the existence of any claim, setoff; defense or other right that Borrower or any other party guaranteeing, or otherwise obligated with, Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

          (4) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and

          (5) any other act or omission to act or delay of any kind of the Bank, or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this section, constitute a legal or equitable discharge of Borrower's obligations hereunder.

Notwithstanding the foregoing, it is expressly understood and agreed that Borrower has not waived any rights it may have or be entitled to assert in the event of the Bank's gross negligence or willful misconduct (other than any claim seeking consequential damages, claims in respect of which are hereby waived by Borrower). It is understood that the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notices or information to the contrary and, in making any payment under any Letter of Credit (i) the Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any drafts presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals (but does not exceed) the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Bank.

               (iv) Outstanding Letter of Credit Obligations. Upon an Event of Default, the full amount of all Letter of Credit Obligations shall be deemed to increase the principal amount deemed outstanding under the Revolving Credit Facility and evidenced by the Revolving Credit Note (and any unpaid interest thereon and any unpaid letter of credit fees shall be deemed principal under the Revolving Credit Facility) for all purposes hereunder and under the Collateral Documents; provided, however, if any such Letter of Credit thereafter expires without being drawn upon, the amount thereof shall reduce the principal amount deemed outstanding under the Revolving Credit Facility (as previously increased pursuant to this subsection).

     (D)     Interest on Revolving Credit Loans.

          (1)     The Borrower shall pay to the Bank interest

               (a) on all Eurodollar Revolving Credit Loans, on the last day of each Interest Period and, in the case of Eurodollar Revolving Credit Loans having a six-month Interest Period on the last Business Day of the third month of such six-month Interest Period, until all Revolving Credit Loans are paid in full, and

               (b) on all Prime Rate Revolving Credit Loans, on the last Business Day of each month until all Prime Rate Revolving Credit Loans are paid in full.

Interest on Revolving Credit Loans shall be computed on the basis of a 360 day year, for the actual number of days elapsed, on the daily unpaid balance of all Revolving Credit Loans, at the rate of (i) for Eurodollar Revolving Credit Loans, the Adjusted LIBO Rate plus one and three quarters percent (1.75%), and (ii) for Prime Rate Revolving Credit Loans, the Prime Rate less one-half of one percent (.50%) (the "Adjusted Prime Rate").

          (2) The Borrower's notice to the Bank of a request for an Revolving Credit Loan shall be provided

               (a) (i) as to any Eurodollar Revolving Credit Loan which is to be continued as such for the next Interest Period, not less than three (3) Working Days prior to the end of the then pending Interest Period, or (ii) as to any Prime Rate Revolving Credit Loan which is to be converted to a Eurodollar Revolving Credit Loan, not less than three (3) Working Days prior to the commencement of the Interest Period for such Eurodollar Revolving Credit Loan, and

               (b) as to any Eurodollar Revolving Credit Loan which is to be converted to a Prime Rate Revolving Credit Loan, one (1) Business Day prior to the end of the then pending Interest Period.

Conversions of Eurodollar Revolving Credit Loans shall only be made (a) on the last day of the Interest Period applicable thereto, (1))on a Working Day and (c) if no Default or Event of Default has occurred and is continuing. If no notice is provided by the Borrower as to any Eurodollar Revolving Credit Loan prior to the end of the then pending Interest Period, such Eurodollar Revolving Credit Loan shall, at the end of the Interest Period, automatically become a Prime Rate Revolving Credit Loan.

          (3) In the event of a change in the Prime Rate, the rate of interest on Prime Rate Revolving Credit Loans shall be changed accordingly as of the date of the change in the Prime Rate, without notice to the Borrower.

     (E)     Amortization/Optional Prepayments of Revolving Credit Loans.

          (1) Amortization. The aggregate outstanding principal amount of the Revolving Credit Facility shall be evidenced by the Revolving Credit Note. The unpaid principal amount of all Revolving Credit Loans under the Revolving Credit Facility shall be payable on the Revolving Credit Maturity Date or, if earlier, the date on which the Bank shall have declared such Revolving Credit Loans to be due and payable pursuant to Section 7.1.

          (2)     Optional Prepayments.

               (i) Eurodollar Revolving Credit Loans. The Borrower shall have the option to prepay any Eurodollar Revolving Credit Loan or portion thereof on the last day of the relevant Interest Period; provided, that (i) the Borrower shall provide the Bank with one (1) Business Day's prior written notice of its intent to so prepay, (ii) the Borrower shall pay to the Bank the amount prepaid together with accrued interest to the date of such payment on the amount prepaid, and (iii) each partial prepayment shall be in a principal amount of not less than $100,000.00 or any multiple thereof. In the event any Eurodollar Revolving Credit Loan is for any reason prepaid (by acceleration or otherwise) on the day which is not the end of an Interest Period, the Borrower shall, upon written demand by the Bank, pay to the Bank the Repayment Indemnity with respect to such prepayment.

               (ii) Prime Rate Revolving Credit Loans. The Borrower shall have the option to prepay a Prime Rate Revolving Credit Loan or portion thereof at any time without penalty; provided, that (i) the Borrower shall provide the Bank with one (1) Business Day's prior written notice of its intent to so prepay, (ii) the Borrower shall pay to the Bank the amount prepaid together with accrued interest to the date of such payment on the amount prepaid, and (iii) each partial prepayment of any Prime Rate Revolving Credit Loan shall be in a principal amount of not less than $100,000.00 or any multiple thereof.

     (F) Mandatory Repayment. If the aggregate outstanding principal amount of all Revolving Credit Loans plus the Letter of Credit Obligations at any time exceeds the Maximum Amount or the other limitations set forth in Section 2.1(A), the Borrower shall immediately pay to the Bank the amount of such excess.


2.2     TERM LOAN FACILITY

     (A) Term Loan. Subject to the terms and conditions hereof; the Bank agrees to make a term loan (the "Term Loan") on the Closing Date to the Borrower in the original principal amount of $10 Million. The Term Loan shall be evidenced by the Term Note, and the Borrower shall execute and deliver the Term Note to the Bank. The Term Note shall represent the obligation of the Borrower to pay the amount of the Term Loan, together with interest thereon as prescribed in Section 2.2(B).

     (B) Interest on Term Loan. The Borrower shall pay interest on the outstanding unpaid principal amount of the Term Loan at a per annum rate of interest equal to the Adjusted LIBO Rate for 90-day maturities plus one and nine-tenths percent (1.9%) computed on the basis of a 360 day year, for the actual number of days elapsed. Accrued interest on the Term Loan shall be due and payable monthly in arrears on the last Business Day of each month.

     (C) Amortization. The principal amount of the Term Loan shall amortize and be payable in equal quarterly installments of principal of $500,000 for each calendar quarterly installment, such quarterly installments being due and payable commencing on the last Business Day of June, 2001 and continuing on the last Business

Day of each September, December, March and June thereafter through the Term Loan Maturity Date. Any remaining balance of the Term Loan shall be due and payable, together with any other amounts of unpaid principal and accrued interest thereon, on the Term Loan Maturity Date.

     (D) Optional Prepayments. The Borrower shall have the option to prepay the outstanding principal amount of the Term Loan or portion thereof on the last day of the relevant Interest Period, provided that (i) the Borrower shall provide the Bank with thirty (30) days' prior written notice of its intent to so prepay, (ii) the Borrower shall pay to the Bank the amount prep aid together with accrued interest to the date of such payment on the amount prepaid, and (iii) each partial prepayment shall be in a principal amount of not less than $100,000 or any multiple thereof. In the event all or any portion of the Term Loan is for any reason prepaid (1,y acceleration or otherwise) on the day which is not the end of an Interest Period, the Borrower shall, upon written demand by the Bank, pay to the Bank the Repayment Indemnity with respect to such prepayment. Any prepayments shall be applied first to accrued but unpaid interest, and then to principal installments (including, balloon payments, if any) in the inverse order of their maturities. Any amounts so prepaid may not be reborrowed.

     (E) Mandatory Prepayments. Not later than 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending April 30,2002, the Borrower shall make a prepayment of the Term Loan in an amount equal to one-half of Excess Cash Flow for such fiscal year.


2.3     AVAILABILITY

     (A) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation by any central bank or other governmental authority charged with the administration or interpretation thereof shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for the Bank to perform its obligations hereunder (i) to make Eurodollar Revolving Credit Loans, (ii) to continue to fund or maintain Eurodollar Revolving Credit Loans hereunder or (iii) to maintain the rate of interest on the Term Loan based upon the Adjusted LIBO Rate, then, on notice thereof and demand therefor by the Bank to the Borrower, the obligation of the Bank to make any such Eurodollar Revolving Credit Loans or to continue the Term Loan at an interest rate based upon the Adjusted LIBO Rate shall terminate and, if the foregoing clauses (ii) and/or (iii) is applicable, the Borrower shall, upon prior notice to the Bank, either
(A) forthwith repay in full any such Eurodollar Revolving Credit Loans then outstanding and the outstanding principal balance of the Term Loan, together with interest accrued thereon and the Repayment Indemnity(ies) or
(B) forthwith convert any such Eurodollar Revolving Credit Loans then outstanding into Prime Rate Revolving Credit Loans, convert the interest rate applicable to the outstanding principal balance of the Term Loan to the Adjusted Prime Rate and pay to the Bank the Repayment Indemnity. If no such notice is received by the Bank within three (3) Working Days of the prior demand by the Bank, Borrower will be deemed to have made the election to convert any such Eurodollar Revolving Credit Loans then outstanding into Prime Rate Revolving Credit Loans and to convert the interest rate applicable to the outstanding principal balance of the Term Loan to the Adjusted Prime Rate as of the fourth day following such demand.

     (B) If; with respect to any Interest Period, the Bank determines that (i) extraordinary circumstances affecting the relevant market make it impracticable to ascertain the interest rate applicable for such Interest Period or (ii) the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Bank of making or maintaining the Credit Facilities during such Interest Period, the Bank shall promptly notify Borrower of such determination and no additional Eurodollar Revolving Credit Loans shall be made nor shall there be any conversions thereto until such notice is withdrawn. If any Eurodollar Revolving Credit Loan and any principal balance of the Term Loan is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, Borrower shall on the last day of such Interest Period either convert such Eurodollar Revolving Credit Loan to a Prime Rate Revolving Credit Loan and convert the interest rate applicable to the outstanding principal balance of the Term Loan to the Adjusted Prime Rate or prepay the outstanding principal balance of each such Credit Facility and accrued interest thereon in full. If no such notice is received by the Bank at least one (1) Business Day prior to the last day of such Interest Period, Borrower will be deemed to have made the election to convert any such Eurodollar Revolving Credit Loans then outstanding into Prime Rate Revolving Credit Loans and to convert the interest rate applicable to the outstanding principal balance of the Term Loan to the Adjusted Prime Rate.

2.4     FEES

     (A) Commencing on June 30, 2001 and on the last Business Day of each March, June, September and January thereafter, and on the Revolving Credit Maturity Date, the Borrower shall pay the Bank quarterly in arrears a fee on the unused portion of the Revolving Credit Facility equal to one quarter of one percent (0.25%) of the average daily unused portion of the Revolving Credit Facility.

     (B) On the date hereof; the Borrower shall pay to the Bank the unpaid balance of the $50,000 Facility Fee payable by the Borrower to the Bank in consideration of the making of the Term Loan.

     (C) The Borrower shall pay Letter of Credit fees to the Bank in connection with the issuance and maintenance of Letters of Credit in such amounts as the Bank and the Borrower shall agree from time to time.

2.5     MANNER OF PAYMENT

     (A) Payments of principal and interest to be made by Borrower with respect to the Notes shall be made to the Bank at the Bank's address specified in Section 8.10 in immediately available funds in currency of the United States of America. The Bank shall be entitled to charge any of the payments owing to the Bank hereunder or under any Loan Document to any account(s) of Borrower maintained at the Bank.

     (B) Whenever any payment to be made hereunder or under any note issued hereunder shall be stated to be due on other than a Working Day (in the case of Eurodollar Revolving Credit Loans) or a Business Day (in the case of Prime Rate Revolving Credit Loans), such payment may be made on the next succeeding Working Day (in the case of Eurodollar Revolving Credit Loans) or Business Day (in the case of Prime Rate Revolving Credit Loans), unless, solely in the case of Eurodollar Revolving Credit Loans, such next succeeding Working Day, falls in the next succeeding month, in which case, such payment shall be made on the next preceding Working Day. Any such alteration of time shall, in such case, be included in the computation of payment of interest. All payments (including prepayments) made by the Borrower hereunder and under the Revolving Note shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. New Jersey time) on the date such payment is due. The failure of the Borrower to make any such payment by 1:00 p.m. (New Jersey time) on such due date shall not constitute a Default or Event of Default hereunder; provided, that such payment is made on such due date, but any such payment received by the Bank on any Working Day or Business Day, as applicable, after 1:00 p.m. New Jersey time) shall be deemed to have been received on the immediately succeeding Working Day or Business Day, as applicable, for the purpose of calculating any interest payable in respect thereof.

     (C) No prepayments shall in any way alter or suspend any Obligations of the Borrower under the terms of this Agreement and the other Loan Documents and the Borrower shall continue to perform and be responsible for the performance of all terms and provisions of this Agreement and the other Loan Documents.

2.6     LATE CHARGES

     In the event that any regularly scheduled payment of principal, interest or other amounts due hereunder shall not be received by the Bank within five (5) days of the due date, the Borrower shall pay to the Bank a late charge of five percent (5%) of the overdue payment. Any such late charge assessed shall be due and payable upon billing or demand.

2.7     USE OF PROCEEDS

     The proceeds of the Revolving Credit Loans and Letters of Credit shall be used by the Borrower for working capital. The proceeds of the Term Loan shall be used by the Borrower to repay existing indebtedness.

2.8     CONDITIONS TO EXTENSION OF CREDIT FACILITIES

     The obligation of the Bank to make the Term Loan and the first Revolving Credit Loan, and continue the Revolving Credit Facility hereunder is subject to the satisfaction of the following conditions precedent:

     (A) Documents. The Bank shall have received the duly executed Revolving Credit Note and Term Note, each conforming to the requirements hereof; and not less than four (4) copies of this Agreement and all other Loan Documents, each executed on behalf of the Borrower or the Guarantor by its duly authorized officers.

     (B) Deliveries by the Borrower. The Borrower shall have delivered or caused to be delivered to the Bank or the Bank shall have received, the following items, each of which shall be in form and substance satisfactory to the Bank:

          (1) Legal Opinions. Opinion of Messrs. Dillon, Bitar & Luther, counsel for the Borrower, dated the date hereof and addressed to the Bank, with respect to matters relating to this Agreement and the other Loan Documents as reasonably required by the Bank.

          (2) Corporate Proceedings. Resolutions of the board of directors and shareholders (if necessary) of the Borrower certified on the date hereof by the Secretary or Assistant Secretary of the Borrower authorizing, as applicable, (a) the execution, delivery and performance of this Agreement and all of the other Loan Documents; (1,)the consummation of the transactions contemplated hereby and thereby; and (c) the borrowings and other matters contemplated in the Loan Documents. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate and are in full force and effect as of the Closing Date.

          (3) Incumbency Certificate. A certificate of the Secretary or Assistant Secretary of the Borrower, dated the date hereof; as to the incumbency and signature of the officers executing each of the Loan Documents and any other document to be delivered pursuant to any of such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary.

          (4) Officer's Certificate. A certificate of the Chief Financial Officer of the Borrower stating that to the best of his/her knowledge after diligent investigation: (a) as of the date hereof and giving effect to the Term Loan and the Revolving Credit Facility and Revolving Credit Loans thereunder no Default or Event of Default exists hereunder; and(b) all of the Borrower's representations and warranties contained in this Agreement and the other Loan Documents are presently true and correct.

          (5) Consents. Licenses. Approvals. etc. Copies of all consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Notes and the other Loan Documents.

          (6) Searches: Lien Perfection. Copies of written or other advice relating to such corporate standing, financing statement, tax lien, judgment and litigation searches as the Bank may require, and such evidence as the Bank may require that the Liens created pursuant to the Collateral Documents are fully perfected..

          (7)     Supporting Documents. (a) A copy of the
Certificate/Articles of Incorporation of the Borrower and the Guarantor, certified by the

Secretary of State or Department of Treasury of the jurisdiction(s) of organization of the Borrower and the Guarantor; (b) a certificate of such Secretary of State or Department of Treasury, dated as of a recent date, as to the good standing of the Borrower and the Guarantor and attaching the organizational documents of the Borrower and the Guarantor on file in the office of such Secretary of State or Department of Treasury, together with a certificate of the Secretary of State of each jurisdiction where the Borrower and the Guarantor is conducting business outside of its jurisdiction of incorporation, dated as of a recent date, as to the good standing and authorization to do business of the Borrower and the Guarantor in such jurisdiction(s); and (c) a certificate of the Secretary or Assistant Secretary of the Borrower and the Guarantor dated the Closing Date and certifying with respect to the Borrower and the Guarantor that attached thereto are true and complete copies of the By-laws of the Borrower and such Guarantor as in effect on the date of such certification, and that the Certificate/Articles of Incorporation of the Borrower and the Guarantor has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State or Department of Treasury furnished pursuant to clause (a) above.

          (8) Fees/Costs/Taxes. The Borrower shall have paid (i) all of the fees and expenses of the Bank and the Bank's counsel which are occasioned in connection with the preparation of this Agreement and all other Loan Documents arid the closing of the transactions contemplated hereby and thereby, and (ii) all filing, recording, title insurance premiums, documentary and/or mortgage taxes and any other fees, expenses and taxes then due in connection herewith and therewith.

          (9) Insurance. Evidence of the insurance required to be in effect as set forth in this Agreement and the other Loan Documents.

          (10) Accountant's Reliance Letter. A reliance letter from the accountants for the Borrower as to current financial statements of the Borrower.

          (11)     [Intentionally Omitted]

          (12) Other Documents and Additional Information. All other documents provided for herein and such additional information, materials and documents which the Bank may reasonably require.

2.9     CONDITIONS TO ALL REVOLVING CREDIT LOANS

     The obligation of the Bank to make any Revolving Credit Loan, issue a Letter of Credit or extend any other financial accommodations is subject to fulfillment of the following additional conditions precedent, to the satisfaction of the Bank:

     (A) Representations and Warranties. The representations and warranties made by the Borrower herein or in any other of the Loan Documents or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith shall be correct in all material respects on and as of the date of each Revolving Credit Loan or issuance of Letter(s) of Credit, after giving effect to such Revolving Credit Loan or issuance of Letter(s) of Credit as if made on and as of such date.

     (B) No Default. No Default or Event of Default shall have occurred and be continuing.

2.10     REGULATORY CAPITAL REQUIREMENTS

     If any existing or future law or regulation or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof; or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, results in any increases after the date hereof in any capital maintenance, capital ratio or similar requirement against loan commitments made by the Bank and the result thereof is to impose upon the Bank or increase any capital requirement applicable to the Bank as a result of the making or maintenance of the Revolving Credit Loans or the Term Loan available hereunder (which imposition of or increase in capital requirement may be determined by the Bank's reasonable allocation of the aggregate of such capital impositions or increases) then, upon demand by the Bank, Borrower shall immediately pay to the Bank from time to time as specified by the Bank an amount which shall be sufficient to compensate the Bank for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the Default Rate. A certificate setting forth in reasonable detail the amount necessary to compensate the Bank as a result of an imposition of or increase in capital requirements submitted by the Bank to the Borrower shall be conclusive, absent manifest error or bad faith, as to the amount thereof.

2.11     EXCESS REVOLVING CREDIT LOANS

     In the event the Bank shall make Revolving Credit Loan(s) an amount in excess of the Maximum Amount or if the Borrower should directly or indirectly become indebted to the Bank under this Agreement in an amount which, together with all Revolving Credit Loans and other Credit Facilities made pursuant to this Agreement, is in excess of the aggregate amount set forth in this Agreement, such Revolving Credit Loans shall nevertheless be covered by the terms of this Agreement.

2.12     REQUIREMENTS OF LAW

     If, after the date hereof; the adoption of any law, regulation, treaty, or directive or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

     (A) does or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Revolving Credit Loans or the Revolving Credit Facility, or change the basis of taxation of payments to the Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on the Bank);

     (B) does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of; advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of Adjusted LIBO Rate hereunder; or

     (C) has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy); or

(D) does or shall impose on the Bank any other condition; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit to the Borrower or to reduce any amount receivable from the Borrower thereunder or to reduce the rate of return on the Bank's capital, then, in any such case, the Borrower shall promptly pay to the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable or reduced rate of return which the Bank deems to be material, as determined by the Bank, with respect to this Agreement, any Revolving Credit Loans or the Revolving Credit Facility. If the Bank becomes entitled to claim any additional amounts pursuant to this Section 2.11, it shall promptly notify the Borrower of the event by reason of which it has become so entitled, but any failure on the part of the Bank to provide such notice to the Borrower shall not relieve the Borrower of its obligations under this Section 2.11 unless the Bank shall fail to provide such notice to the Borrower within one hundred eighty (180) days after the occurrence of such event, in which case the Borrower shall have no obligation to pay such amount or any interest on such amount. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error or bad faith.

2.13     SALE, ASSIGNMENT OR PARTICIPATIONS

     The Bank may from time to time sell or assign, in whole or in part, or grant participations in some or all of the Loan Documents and/or the obligations evidenced thereby, subject to the consent of the Borrower with respect to any assignee, such consent not to be unreasonably withheld, provided that the consent of the Borrower shall not be required (A) if an Event of Default shall have occurred and be continuing, or (13)in the case of an assignment by the Bank to an Affiliate of the Bank. The holder of any such sale, assignment or participation, if the applicable agreement between the Bank and such holder so provides, (i) shall be entitled to all of the rights, obligations and benefits of the Bank, and (ii) shall be deemed to hold and may exercise the rights of setoff or banker's lien with respect to any and all obligations of such holder to the Borrower, in each case as fully as though the Borrower or such Subsidiary were directly indebted to such holder. The Bank shall give notice to the Borrower of such sale or assignment; however, the failure to give such notice shall not affect any of the Bank's or such holder's rights hereunder.


                                       III

                         REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement and to make the Term Loan and the first Revolving Credit Loan, and to extend and continue the Revolving Credit Facility hereunder, the Borrower represents and warrants to the Bank that:


3.1     GOOD STANDING

     Schedule 3.1 sets forth

     (A)  the jurisdiction of organization of the Borrower;

     (B) all other jurisdictions in which the Borrower is authorized to transact business or maintain any assets (with the addresses of same), in all of which the Borrower is in good standing;

     (C) any prior changes in the structure of the Borrower, such as mergers, consolidations and the like;

     (D)  any prior name changes of the Borrower;

     (E) all trade names or trade styles under which the Borrower conducts business or issue invoices; and

     (F) all Subsidiaries of the Borrower and the percentage of stock or other ownership interest thereof owned by the Borrower or Affiliates of the Borrower.


3.2     CORPORATE ORGANIZATION AND AUTHORITY

     The Borrower and all Subsidiaries are duly organized and validly existing entities. The Borrower and all Subsidiaries have the requisite power and authority to own their property and to carry on their business as now conducted, and are in good standing and authorized to do business in each jurisdiction in which its business is conducted, except where the failure to be in good standing or so authorized could not reasonably be expected to have a Material Adverse Effect. The Borrower has the power to execute, deliver and carry out this Agreement and all other Loan Documents and the board of directors of the Borrower has duly authorized and approved the terms of the Revolving Credit Facility, the taking of any and all action contemplated herein and therein and this Agreement and all other Loan Documents constitute the valid and binding obligations of the Borrower, enforceable in accordance with their terms. No consent or approval of; or exemption by, the shareholders of the Borrower, any Governmental Body or any other Person is required to authorize, or is otherwise required in connection with the execution, delivery and performance of; this Agreement or the other Loan Documents, or is required as a condition to the validity or enforceability of this Agreement or the other Loan Documents.

3.3     COMPLIANCE WITH LAW; NO CONFLICT; MARGIN REGULATIONS

     (A) The Borrower and each Subsidiary is in compliance with all laws, rules and regulations to which they are subject and have all licenses, certificates, permits, approvals and franchises and other governmental authorizations necessary to own their properties and to conduct their businesses, except to the extent that the failure to comply therewith or to have any such licenses, certificates, permits, approvals, franchises and other governmental authorizations could not reasonably be expected to have a Material Adverse Effect.

     (B) The execution of this Agreement and the other Loan Documents and the performance by the Borrower of its Obligations hereunder and thereunder, do not violate any existing law or regulation or any writ or decree of any court or Governmental Body or the charter, by-laws, operating agreement or partnership agreement of the Borrower or any agreement or undertaking to which the Borrower is a party or by which it or its assets are bound, in each case which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     (C) Neither the making of any Loan hereunder, nor the use of the proceeds thereof; will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.


3.4     NO LITIGATION

     There are no judgments against the Borrower as of the date of this Agreement and, except as set forth on Schedule 3.4 annexed hereto, no litigation or administrative proceeding before any Governmental Body is presently pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its property which (i) questions the validity or legality of the transactions contemplated by this Agreement, or (ii) if adversely determined could reasonably be expected to have a Material Adverse Effect.


3.5     FINANCIAL STATEMENTS; NO FINANCIAL CHANGE

     (A)

          (i) The Borrower has heretofore delivered to the Bank copies of its consolidated financial statements as of and for the fiscal year ended April 30, 2000, as included in the Borrower's report on Form 10-K dated July 27 ,2000, and for the quarter ended January 31, 2001, as included in the Borrower's report on Form l0-Q dated March 6, 2001. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Borrower and Subsidiaries as of such dates in accordance with GAAP, subject, in the case of such statements for the quarter ended January 31, 2001, to year-end audit adjustments and the absence of footnotes. Neither the Borrower nor any of its Subsidiaries has any material Contingent Liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

          (ii) The Borrower has heretofore delivered to the Bank copies of the "Dataram International Consolidated Opening Balance Sheets" showing the consolidated financial condition of Dataram International ApS as of March 15, 2001. Such financial statements present fairly, in all material respects, the consolidated financial condition of the Dataram International ApS and Subsidiaries as of March 15, 2001 in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Neither Dataram International ApS nor any of its Subsidiaries has any material Contingent Liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the Dataram International Consolidated Opening Balance Sheets.

     (B) There has been no Material Adverse Change since January 31, 2001, and the information contained in the statements and reports described in the foregoing paragraph (A) do not contain any material misstatement of fact or omit to state any facts necessary to make the statements contained therein not misleading.


3.6     TAX COMPLIANCE

     The Borrower has filed, or caused to be filed, all tax returns required to be filed and has paid all taxes shown to be due and payable on said return or on any assessment made against the Borrower, except for any such tax or assessment which is the subject of a Good Faith Contest.


3.7     GOOD TITLE AND ABSENCE OF LIENS

     The Borrower has good and marketable title to all of their properties and assets, real, personal and mixed, and none of said properties or assets is subject to any Lien, except for Liens permitted by Section 5.3.


3.8     ERISA

     Except as set forth on Schedule 3.8, no Reportable Event or unfunded deficiencies or failure of compliance with ERISA or the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any Plan; (B) the Borrower has complied with the provisions of ERISA and the Internal Revenue Code of 1986, as amended, with respect to each Plan; and (C) the Borrower is not subject to any multiemployer plan liability or other similar liability.

3.9     COLLATERAL DOCUMENTS

     (A) The Borrower Security Agreement and the Borrower Pledge Agreement are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower Security Agreement and the Borrower Pledge Agreement are each effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.

     (B) The Subsidiary Pledge Agreement is a legal, valid and binding obligation of Dataram Acquisition Subsidiary, Inc., enforceable against Dataram Acquisition Subsidiary, Inc. in accordance with its terms. The Subsidiary Pledge Agreement is effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.

     (C) The Subsidiary Guaranty is a legal, valid and binding obligation of Dataram Acquisition Subsidiary, Inc., enforceable against Dataram Acquisition Subsidiary, Inc. in accordance with its terms.


3.10     ENVIRONMENTAL STATUS

     As to all properties owned, leased or operated by the Borrower and to all operations of the Borrower's business:

     (A) there is no pending or, to the Borrower's knowledge, threatened proceeding affecting the Borrower with respect to any Environmental Law;

     (B) except as shown on Schedule 3.10(B), the Borrower has not been identified as a responsible or potentially responsible party under CERCLA or any other Environmental Laws and the Borrower has not received notification that any hazardous substance or contaminant has been found at any site which the Borrower owns or leases;

     (C) none of such properties are listed or proposed for listing on the National Priorities List under CERCLA;

     (D) to the Borrower's knowledge, no Hazardous Substance or Hazardous Waste (as such term is defined in any Environmental Laws) have been unlawfully disposed of or otherwise released or discharged on such properties;

     (E) to the Borrower's knowledge, no underground storage tanks exist on the properties and the removal of any tanks removed from the properties was undertaken in compliance with the Underground Storage Tank Act; and

     (F) to the Borrower's knowledge, no friable asbestos, or any substance containing asbestos or PCB's have been installed in or exist on such properties.

3.11 INTELLECTUAL PROPERTY

     The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"), except for those the failure to own or license could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe the rights of any Person, except for such claims and infringements which could not reasonably be expected to have a Material Adverse Effect.


3.12 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT; OTHER
REGULATIONS

     The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935. The Borrower is not subject to regulation under any federal or state statute or regulation which limits their ability to incur indebtedness.


3.13     PROCEEDS OF REVOLVING CREDIT LOANS

     The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Revolving Credit Loan under the Revolving Credit Facility will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Body, including the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. The Borrower represents that the proceeds of Revolving Credit Loans under the Revolving Credit Facility provided for herein shall be used solely for the purposes set forth in
Section 2.6 hereof.


3.14  SOLVENCY

     The fair value of the business and assets of the Borrower will be in excess of the amount that will be required to pay its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom. The Borrower will not, after giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom, be engaged in any business or transaction, or about to engage in any business or transaction, for which the Borrower has an unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, as adopted in the State of New Jersey and Section 548 of the Federal Bankruptcy Code), and the Borrower does not have any intent to: (A) hinder, delay or defraud any entity to which such the Borrower is, or will become, on or after the date hereof; indebted, or (B) to incur debts that would be beyond the Borrower's ability to pay as they mature.


3.15  INSURANCE

     Attached as Schedule 3.15 is accurate list of all insurance policies carried by the Borrower. The insurance carried by the Borrower is (i) adequate in character and amount and is at least equal to the amounts and type of insurance carried by similar businesses and (ii) with financially sound and reputable insurers which, except as set forth on Schedule 3.15 are unaffiliated with the Borrower or any Affiliate or Subsidiary.


3.16  NO DEFAULT

     The Borrower is not in default under or with respect to any of its Contractual Obligations, except for any such default or defaults which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.


3.17  FULL DISCLOSURE

     Neither this Agreement nor any other Loan Document or certificate, written statement or other document furnished to the Bank, or to any appraiser, accountant, or engineer employed or engaged by the Bank in connection with the transactions contemplated by this Agreement and the other Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made. There is no fact or circumstance peculiar to the Borrower and known to it which the Borrower has not disclosed to the Bank and which could reasonably be expected to have a Material Adverse Effect.


3.18  REAFFIRMATION

     Each and every request for a Revolving Credit Loan hereunder or the issuance of a Letter of Credit shall be deemed as an affirmation by the Borrower that no Default nor Event of Default has occurred and is continuing hereunder and that the representations and warranties contained in this Article III are true and correct in all material respects as of the date of each such request, except to the extent that such representations and warranties speak to an earlier specified date, which shall, on the date of such request, shall be true and correct as of such earlier date.


                                       IV

                    AFFIRMATIVE COVENANTS OF THE BORROWER

4.1     AUDIT AND OTHER REPORTS

     (A) The Borrower agrees that within ninety (90) days of the close of each fiscal year, it will deliver to the Bank audited consolidated and consolidating financial statements, including a consolidated and consolidating balance sheet, consolidated and consolidating profit and loss statement, consolidated and consolidating income and cash flow statement, a listing of all Contingent Obligations that are appropriately included in such financial statements, notes to financial statements, certified on an unqualified basis by an independent certified public accountant satisfactory to the Bank, together with an updated accountant's reliance letter and any other information which may assist the Bank in assessing the Borrower's consolidated financial condition (including without limitation, a projection by the Borrower of its consolidated financial condition evidencing the Borrower's projected compliance with the financial tests described in Section 5.2 hereof);

     (B) The Borrower agrees that within forty-five (45) days of the close of each fiscal quarter, it will deliver to the Bank quarterly management-prepared consolidated and consolidating financial statements described in subsection (A) above, all prepared in a format acceptable to the Bank, together with all other information described in subsection (A) above;

     (C) The Borrower agrees that simultaneously with the submission of the statements required under subsections (A) and (B) above, the Borrower shall cause to be delivered to the Bank a certificate of the its financial officer (or other officer having the duties of a chief financial officer)
(i) certifying the financial information as true, correct and complete,
(ii) certifying that all representations and warranties set forth in the Loan Documents are true and correct, (iii) setting forth the calculations of the financial tests described in Section 5.2 hereof and attesting that none of the covenants set forth in this Agreement or any other Loan Document have been breached and (iv) certifying that no event has occurred which, with the passage of time and/or giving of notice, would constitute a Default or Event of Default;

     (D) The Borrower agrees that promptly after the furnishing thereof to third parties, the Borrower will deliver to the Bank copies of any statements, reports, proxy material, registration statement and prospectus furnished to any holder of any securities of the Borrower filed with any regulatory agency or agencies;

     (E) The Borrower agrees that promptly (and in any event within (10) days) after a responsible officer of the Borrower shall become aware of(i) a Reportable Event or "prohibited transaction" as such term is defined in ERISA, (ii) the occurrence of a Default or Event of Default, (iii) the commencement of any proceeding or litigation which, if adversely determined, would adversely affect an the Borrower's consolidated financial condition or its ability to conduct business, (iv) any change in the executive management of the Borrower or any Subsidiary, (v) the termination or threatened termination of or claim of breach by the Borrower of any material contract, agreement or obligation, (vi) the acceleration of any Indebtedness of the Borrower or any Subsidiary in excess of $20,000, or
(vii) the occurrence of a default under any note, or other evidence of Indebtedness of the Borrower or any Subsidiary in excess of $20,000, and
(viii) the occurrence of a Material Adverse Change, it will deliver to the Bank written notice thereof and, upon request by the Bank, a written description of the action the Borrower is taking or proposes to take with respect thereto;

     (F) The Borrower agrees that it shall furnish to the Bank prompt written notice if: (i) any is declared or shall become due and payable prior to its stated maturity, or called and not paid when due or (ii) a default shall have occurred;

     (G) The Borrower agrees to furnish to the Bank with reasonable promptness such other data and information concerning the Borrower or any Subsidiary as from time to time may be reasonably requested by the Bank; and

     (H) The Borrower agrees to furnish the Bank within ninety (90) days after the close of each fiscal year, a management letter, if any.


4.2  INSURANCE

     The Borrower agrees to keep all of its and its Subsidiaries' assets insured and obtain hazard, liability and business interruption insurance, at their own cost and expense, in such amounts, in such companies, and against such risks as is customary for similar businesses and as may be reasonably acceptable to the Bank at all times, and deliver to the Bank copies of the policies evidencing such insurance and/or evidence of payment of all premiums therefor upon the request of the Bank. If the Borrower fails to take the action called for herein, the Bank may, in its discretion obtain insurance and the amount of the premium for said insurance shall be added to the Obligations. No insurance required hereby shall be canceled or reduced without at least thirty (30) days prior notice to the Bank.


4.3  PAYMENT OF EXPENSES

     The Borrower will pay any and all expenses, including reasonable counsel fees and disbursements, filing and recording fees and taxes, and all other charges and expenses incurred or to be incurred by the Bank in connection with the preparation, execution and recording of this Agreement and all other Loan Documents and the Credit Facilities, and Revolving Credit Loans made under this Agreement, any and all inspections, examinations or appraisals of the Borrower or any Subsidiary, their assets, businesses, locations, and other audit, examination or other inspection activities of the Bank, and all amendments and modifications hereto and in defending or prosecuting any actions or proceedings or otherwise enforcing any rights arising out of or relating to the Bank's transactions with the Borrower or any Subsidiary.


4.4  GOOD WORKING CONDITION

     The Borrower will, and will cause each Subsidiary, to maintain all of their material property in good working condition, ordinary wear and tear excepted.

4.5  OBSERVANCE OF LEGAL REQUIREMENT, LICENSES AND PERMITS AND PROTECTION
OF ASSETS

     (A) The Borrower will, and will cause each Subsidiary to comply with any and all laws, legislation, rules and regulations in effect as of the date hereof and subsequent hereto, including but not limited to all state, local and federal laws, legislation, rules and regulations relating to employee pension and benefit funds, the payment of taxes, assessments, and other governmental charges, zoning, and the use, occupancy, transfer or encumbrancing of assets of the Borrower and the Subsidiaries, and all Environmental Laws, except where the failure to comply would not have a Material Adverse Effect. The Borrower agrees to perform all actions reasonably requested by the Bank which are intended by the Bank to protect the Bank and the assets of the Borrower and the Subsidiaries from the effect of all Environmental Laws, ERISA and such other laws, legislation, rules and regulations as are in, or may come into, effect and apply to the Borrower or any Subsidiary, the Bank, the transactions contemplated hereby. The Borrower will pay the cost of performing all such actions.

     (B) The Borrower will observe and comply with all ordinances, orders, judgments, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which now or at any time hereafter may be applicable to an the Borrower or any Subsidiary, except where the failure to comply would not have a Material Adverse Effect.

     (C) The Borrower will, and will cause each Subsidiary to continue to hold all necessary licenses, approvals and permits and maintain all rights, privileges and franchises necessary for its or their business operations and the ownership of their assets, and will comply with all Contractual Obligations (including without limitation, any leases covering any of the Mortgaged Premises), except where the failure to hold such licenses or comply would not have a Material Adverse Effect.

4.6  INSPECTION

The Bank (by any of its officers, employees and agents) shall have the right, after prior reasonable notice, at any time or times during usual business hours, (i) to inspect the assets, businesses, locations and financial records (and to make extracts therefrom) of the Borrower and each Subsidiary, (ii) to discuss the affairs and finances of the Borrower or any Subsidiary with any Person (including without limitation, the Borrower's senior officers and outside accountants) and to verify the amount, quality, quantity, value and condition of; or any other matter relating to the Borrower or any Subsidiary or their respective assets or businesses.


4.7  PAYMENTS OF OBLIGATIONS

     The Borrower shall, and shall cause each Subsidiary to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of their obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or such Subsidiary.

4.8  TAXES AND OTHER CHARGES

     The Borrower will, and will cause each Subsidiary to prepare and timely file all federal, state and local tax returns required to be filed by the Borrower or any Subsidiary and promptly pay and discharge all taxes, assessments, water and sewer rents, and other governmental charges imposed upon the Borrower or any Subsidiary or on the Borrower's or any Subsidiary's property when due, but in no event after interest or penalties commence to accrue thereon or become a lien upon such property, except for those taxes, assessments, water and sewer rents, and other governmental charges then being contested in good faith by the Borrower or such Subsidiary by appropriate proceedings and for which the Borrower has established on its books, a reserve for the payment thereof and so long as such contest: (i) operates to prevent collection, stay any proceedings which may be instituted to enforce payment of such item, and prevent a sale of the Borrower's or such Subsidiary's property to pay such item; (ii) is maintained and prosecuted with due diligence; and (iii) shall not have been terminated or discontinued adversely to the Borrower or such Subsidiary.


4.9  [Intentionally Omitted]


4.10  OPERATING ACCOUNT

   The Borrower will maintain its primary operating and demand deposit accounts with the Bank.



                                       V

                      NEGATIVE COVENANTS OF THE BORROWER



5.1  LOANS, ADVANCES AND INVESTMENTS

     The Borrower will not, and will not permit any Subsidiary to, make any loan or advance to, or investment in, any Person except for (A) loans, advances or investments by the Borrower or any Subsidiary to or in the Borrower or any Subsidiary, and (B) other loans, advances or investments which, in the aggregate do not exceed $100,000 (measured on a consolidated basis as to the Borrower and Subsidiaries) and provided further that at the time of any loan, advance or investment permitted under clause (A) or (B) above no Default or Event of Default exists or would result from the making of such loan, advance or investment.

5.2  FINANCIAL COVENANTS

     (A) Consolidated Total Debt to Consolidated EBITDA Ratio. The Borrower will not permit the ratio, expressed as a percentage, of Consolidated Total Debt to Consolidated EBITDA at any time to exceed 175 percent for the immediately preceding Four Quarter Period.

     (B) Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, expressed as a percentage, of Consolidated Net Earnings Available for Fixed Charges to Consolidated Fixed Charges at any time to be less than 150 percent for the immediately preceding Four Quarter Period.

     (C) Quick Ratio. The Borrower will not permit the ratio, expressed as a percentage, of Quick Assets to current liabilities of the Borrower during any period set forth below to be less than the ratio set forth below for such period:

               Period                                    Ratio
               ______                                    _____

   From the Closing Date until April 29, 2002        100 percent

   From April 29, 2002 until the Final               120 percent
   Maturity Date


     (D) Consolidated Tangible Net Worth. The Borrower will not permit Consolidated Tangible Net Worth during any period set forth below to be an amount less than the amount set forth below opposite such period:

             Period                   Consolidated Tangible Net Worth
             ______                   _______________________________

   From the Closing Date until        $20,000,000
   April 29, 2002

   After April 29, 2002 until         The sum of (i) $20,000,000 plus
   April 29, 2003                     (ii) the greater of (A) 33.3
                                      percent of the Borrower's
                                      Consolidated Net Income for the
                                      twelve months ended April 30, 2002
                                      and (B) zero ($-0-) (such sum being
                                      herein called the "FY02 CTNW
                                      Minimum")

  After April 29, 2003 until          The sum of(i) the FY02 CTNW Minimum
  April 29, 2004                      plus (ii) the greater of(A) 33.3
                                      percent of the Borrower's
                                      Consolidated Net Income for the
                                      twelve months ended April 30, 2003
                                      and (B) zero ($-0-) (such sum being
                                      herein called the "FY03 CTNW
                                      Minimum")

  After April 29, 2004 until          The sum of (i) the FY03 CTNW Minimum
  April 29, 2005                      plus (ii) the greater of(A) 33.3
                                      percent of the Borrower's
                                      Consolidated Net Income for the
                                      twelve months ended April 30, 2004
                                      and (B) zero ($-0-) (such sum being
                                      herein called the "FY04 CTNW
                                      Minimum")

  After April 29, 2005 until the      The sum of (i) the FY04 CTNW
  Final Maturity Date                 Minimum plus (ii) the greater of (A)
                                      33.3 percent of the Borrower's
                                      Consolidated Net Income for the
                                      twelve months ended April 30, 2005
                                      and (B) zero ($-0-).


5.3  LIMITATION ON LIENS.

     The Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.


5.4  LIMITATION ON DEBT

     (A) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt (including any Contingent Obligations) except for (i) Debt owed by the Borrower to any Subsidiary, or by any Subsidiary to the Borrower or another Subsidiary, and (ii) existing Debt set forth on Schedule 5.4 annexed hereto.

     (B) The Borrower will not permit the Guarantor or Dataram Holding Company ApS to create, incur, assume or suffer to exist any Indebtedness, except for (i) in the case of the Guarantor, Indebtedness owed to the Borrower, and (ii) in the case of Dataram Holding Company, ApS,
Indebtedness owed to the Guarantor.


5.5  LIMITATION ON GUARANTEES

     The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any other Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except, to the extent otherwise prohibited hereunder, the Borrower may be liable for the obligations of any Subsidiary, and any Subsidiary may become liable for the obligations of another Subsidiary or the Borrower.

5.6  CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Borrower will not, and will not permit any Subsidiary to, amend or otherwise modify their Certificate/Articles of Incorporation, Certificate of Formation, Articles of Association, By-Laws Operating Agreement or other governing instruments, as applicable, in any manner which would adversely affect the Bank.


5.7  TRANSACTIONS AMONG AFFILIATES

     Except for transactions between the Borrower and Subsidiaries otherwise permitted hereby, the Borrower will not, and will not permit any Subsidiary to, become a party to any transaction with each other or any Affiliate unless the terms and conditions relating to such transaction are as favorable to the Borrower or such Subsidiary as would be obtainable at the time in a comparable arms-length transaction with a Person other than each other or an Affiliate.

5.8  CONSOLIDATIONS AND MERGERS

     The Borrower will not and will not permit any Subsidiary to consolidate or enter into a merger with any other Person or Transfer all or substantially all of its assets in a single transaction or series of related transactions to any Person, except that:

     (A) any Subsidiary may merge or consolidate with or into the Borrower or any Wholly-Owned Subsidiary or Transfer all or substantially all of its assets to the Borrower or a Wholly-Owned Subsidiary; provided, that (i) no Default or Event of Default exists or would exist after giving effect thereto, and (ii) so long as in any merger, consolidation or Transfer involving the Borrower, the Borrower shall be the surviving or continuing corporation;

     (B) the Borrower may merge or consolidate with any other corporation; provided, that (i) the Borrower shall be the surviving or continuing corporation, (ii) the Borrower shall not incur, create or assume any Debt in connection with such merger or consolidation, and (iii) at the time of such merger or consolidation and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

     No such Transfer of all or substantially all of the assets of the Borrower shall have the effect of releasing the Borrower from its liability under this Agreement and the other Loan Documents to which the Borrower is a party.


5.9  FISCAL YEAR

     The Borrower will not change its fiscal year.

5.10  CHANGE IN ACCOUNTING PRINCIPLES

     The Borrower will not change or permit any change in accounting principles applied to the Borrower, except as required by GAAP.


5.11  MAINTAIN CORPORATE EXISTENCE AND NATURE OF BUSINESS

     (A) The Borrower will not allow its, nor any of its Subsidiaries', existence to be other than in good standing and will not dissolve or liquidate (or discontinue its normal operations with the intent to liquidate).

     (B) The Borrower will not change its name without furnishing to the Bank at least thirty (30) days prior written notice thereof.

     (C) The Borrower shall (i) continue to remain in and operate substantially the same line of businesses presently engaged in by the Borrower; (ii) not suspend transaction of its usual businesses; and (iii) conduct its business in its customary manner.


                                      VI

                               EVENTS OF DEFAULT

     The occurrence of any of the following shall constitute an Event of
Default:


6.1  NON-PAYMENT

     Failure to pay any Obligation to the Bank on the date such payment is due (including principal and/or interest under the Revolving Note).


6.2  NON-PERFORMANCE; OTHER EVENTS OF DEFAULT

     (A) The Borrower shall fail to perform when such performance is due or otherwise breach any term, covenant or condition contained in Article V of this Agreement, or

     (B)  The Borrower or any Subsidiary shall fail to perform within ten
(10) days after the date on which such performance is due, or otherwise breach (which breach shall not have been cured within ten (10) days after it shall have first occurred) any term, covenant or condition contained herein, in any other Loan Document or in any other agreement now existing or hereafter entered into with the Bank, or in any document executed in connection with any agreements.

6.3  MISREPRESENTATION

     Any representation, covenant or warranty made by the Borrower or any Subsidiary in this Agreement or any other Loan Document, or in connection with any other instrument of guaranty or security furnished to the Bank or any fact contained in any writing supplementary or ancillary hereto, shall have proved to have been inaccurate in any material respect as of the date or dates with respect to which it is made or deemed to have been made under
Section 3.18 hereof.


6.4  INSOLVENCY

     The Borrower or any Subsidiary shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of their respective assets; a custodian shall have been appointed with or without consent of the Borrower or such Subsidiary; the Borrower or any Subsidiary is generally not paying its debts as they become due, has made a general assignment for the benefit of creditors, has been adjudicated insolvent, or has filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding; or taken action for the purpose of effecting any of the foregoing; or an order, judgment or decree shall have been entered, without the application, approval or consent of the Borrower or such Subsidiary by any court of competent jurisdiction approving a petition seeking reorganization of the Borrower or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Borrower or such Subsidiary or a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of sixty (60) consecutive days; or a petition in bankruptcy shall have been filed against the Borrower or any Subsidiary and shall not have been dismissed for a period of sixty (60) consecutive days, or if an order for relief has been entered under the Bankruptcy Code, or if the Borrower or any Subsidiary shall have suspended the transaction of its usual business.


6.5  JUDGMENT OR LIEN

Issuance of any garnishment, attachment or distraint, the filing or assertion of any lien or of any governmental attachment or claim against any property of the Borrower or any Subsidiary in an amount which exceeds $500,000, or entry of a judgment in an amount which exceeds $500,000 , which issuance, attachment, filing, assertion or entry shall not have been vacated, discharged or stayed pending appeal within 60 days.


6.6  ADVERSE CHANGE

     The occurrence of a Material Adverse Change.


6.7  OWNERSHIP

     The occurrence of a Change in Control.

6.8  ERISA

     If (A) any Reportable Event occurs and shall be continuing for thirty
(30) days after notice from the Bank to the Borrower, or (B) any Plan shall be terminated, or (C) the Plan administrator of any Plan shall file with the PBGC a notice of intention to terminate such Plan, or (D) the PBGC shall institute proceedings to terminate any Plan or appoint a trustee to administer any Plan, and, if in any of the cases set forth in (A) through
(D) above, the Bank reasonably determines in good faith that any Plan to be terminated would cause the amount of the unfunded guaranteed benefits (within the meaning of Title IV of ERISA) resulting upon termination of such Plan to effect a Material Adverse Change or if a Lien against the assets of the Borrower were to result under ERISA.


6.9  DEFAULT IN OBLIGATIONS TO THIRD PARTIES

     The Borrower is in default beyond any applicable grace or cure period of any Indebtedness or any other material obligation to any third party in excess of $500,000 in the aggregate.


6.10  LOAN DOCUMENT ENFORCEABILITY

     If this Agreement or any other Loan Document shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any or further liability or obligation under any of the Loan Documents.


6.11  LOAN DOCUMENTS/SWAP DOCUMENTS

     A default or event of default, subject to any applicable grace period, occurs with respect to any Swap Agreement.


6.12  ALTA LOAN TITLE POLICY

     The failure of Borrower to deliver to the Bank, at Borrower's sole cost and expense, within forty-five (45) days of the date hereof; an ALTA form of Loan Policy (the "Title Policy") acceptable to the Bank insuring the Mortgage on the Property (as defined in the Mortgage) as a valid first lien for an amount not less than $5,000,000, free and clear of all liens (including mechanics' and contractors' liens) and encumbrances, and subject only to such exclusions from coverage and such exceptions to title as may be reasonably approved by the Bank, and containing such endorsements as the Bank may reasonably require. The Title Policy shall name the Bank, its successors and/or assigns, as the insured under the Title Policy. Title to the Property, as evidenced by the Title Policy, shall be good and marketable.

6.13  LANDLORD WAIVER AND CONSENT

     The failure of Borrower to deliver to the Bank within thirty (30) days of the date hereof; a Landlord's Waiver and Consent Agreement in form and content acceptable to the Bank from each and every landlord of locations where any portion of the Collateral (as defined in the Borrower Security Agreement) may be located. The Landlord's Waiver and Consent Agreement shall be on the Bank's customary form and shall provide, inter alia that the landlord waives, releases and assigns to the the Bank any and all of said landlord's liens, claims, demands or rights on, to and/or against the Collateral.


                                       VII

                         CONSEQUENCE OF EVENT OF DEFAULT

   In case any Event of Default shall have occurred, then and in every such Event of Default, the Bank may take any or all of the following actions, at the same time or at different times, provided that upon the occurrence of an Event of Default under Section 6.4 hereof the Credit Facilities under this Agreement shall automatically without notification or other action terminate and all Obligations shall automatically without notification or other action be immediately due and payable:


7.1  ACCELERATION

     Declare all loans, sums and Obligations owing to the Bank from the Borrower or the Guarantor under this Agreement or any other agreement or loan between the Bank and the Borrower or the Guarantor to be forthwith due and payable, whereupon all such sums shall forthwith become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the Bank's commitment to lend or extend other financial accommodations to the Borrower shall be terminated.


7.2  SET-OFF

     The Bank shall have the right immediately, and without notice or other action to set-off against any of the Obligations to the Bank any sum owed by the Bank in any capacity to the Borrower or the Guarantor whether due or not, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of such Event of Default, even though the actual book entries may be made at some time subsequent thereto.


7.3  ATTORNEYS' FEES AND EXPENSES

     Add to the Obligations, the Bank's reasonable expenses to obtain or enforce payment of any Obligations hereunder and the enforcement or liquidation of any debt hereunder shall include reasonable attorneys' fees plus other legal expenses incurred by the Bank.

7.4  DEFAULT RATE

     Increase the rate of interest under any Obligations to the Default Rate. Unless otherwise agreed by the Bank, the Default Rate shall be retroactive to the date of the first occurrence of an Event of Default.


7.5  BANK'S PERFORMANCE OF OBLIGOR'S OBLIGATION

     If the Borrower or the Guarantor fails to comply with any of the covenants or perform any of its obligations set forth herein or in any other Loan Document, the Bank may, but shall have no obligation to, perform any such obligations or undertake any act to cause such covenant to be complied with, including, but not limited to, discharging any Lien on any asset other than Permitted Encumbrances. Any and all sums, and all costs and expenses incurred by the Bank in so performing or causing compliance, shall be payable on demand together with interest at the Default Rate from the date of any such payment by the Bank until the date paid by the Borrower. Any such performance by the Bank shall not cure any Default or Event of Default by the Borrower or the Guarantor.


7.6  OTHER REMEDIES

     Exercise any other remedies under the Uniform Commercial Code or other applicable law, or any other Loan Document, including but not limited to proceeding to enforce its right by suit in equity, action at law or other appropriate proceeding, whether for payment or the specific performance of the covenants or agreements contained in this Agreement or any other Loan Document, all in such order and in such manner as the Bank determines.


                                       VIII

                                   MISCELLANEOUS

8.1  NO WAIVER

     The Borrower agrees that no delay on the part of the Bank in exercising any power or right hereunder or any other Loan Document shall operate as a waiver of any such power or right, nor act as a consent to any departure by the Borrower or the Guarantor from any of the terms or conditions hereof or thereof; preclude other or further exercise thereof; or the exercise of any other power or right. No waiver whatsoever shall be valid unless in writing signed by the Bank and then only to the extent set forth therein.


8.2  MODIFICATION OR AMENDMENT

     This Agreement and every other Loan Document cannot be changed orally and cannot be changed by an executory agreement unless such agreement is in writing and signed by all parties hereto by their duly authorized officers.

8.3  WAIVER OF NOTICE

     The Borrower waives presentment, dishonor and notice of dishonor, protest and notice of protest of all commercial papers at any time held by the Bank on which the Borrower or the Guarantor is in any way liable.


8.4  ONE INSTRUMENT

     The provisions of this Agreement shall be in addition to those of any notes or other evidence of the Obligations held by the Bank relating to this particular transaction, all of which shall be construed as one instrument.


8.5  LAW OF NEW JERSEY

     This Agreement and all other Loan Documents and the rights of the parties hereto and thereto shall be governed by the internal laws of the State of New Jersey without regard to conflict of laws.


8.6  JURISDICTION

     The Borrower hereby jointly and severally irrevocably consents to the jurisdiction of the Courts of the State of New Jersey or any Federal Court in such State in connection with any action or proceeding arising out of or related to this Agreement or any other Loan Document. In any such litigation, the Borrower waives personal service of any summons, complaint or other process and agrees that service may be made by certified or registered mail to it, at the address provided herein.


8.7  SUCCESSORS OR ASSIGNS

     This Agreement and all other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, provided, however, that the Borrower shall not have any right to assign any of its rights hereunder.


8.8  RIGHTS CUMULATIVE

     The rights and remedies herein expressed or in any other Loan Document to be vested in or conferred upon the Bank shall be cumulative and shall be in addition to and not in substitution for or in derogation of the rights and remedies conferred by the Uniform Commercial Code or any other applicable law.


8.9  LIMITATION OF LIABILITY

     No claim may be made by the Borrower or any other Person against the Bank or, as the case may be, directors, officers, employees, attorneys or agents of the Bank for any special, punitive, indirect or consequential damages in respect of any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.


8.10  ADDRESSES OF NOTICES

     Any notice required or permitted to be given by this Agreement and the other Loan Documents shall be given or made in writing, including telecopy, and shall be, as elected by the party giving such notice, served personally by messenger or courier service, telecopied (followed up by a mailing), or mailed in the United States by prepaid, registered or certified mail, return receipt requested, to the following:



If to the Borrower or any Subsidiary:

Dataram Corporation
186 Princeton Road
West Windsor, NJ 08550
Attn: Mark E. Maddocks, Vice President - Finance
Fax #: (609) 936-1689

With a copy to:

Dillon, Bitar & Luther, L.L.C.
53 Maple Ave.
Morristown, NJ 07963-0398
Attn:     Mary Powers, Esq.
Fax #: (973) 292-2960

If to the Bank:

First Union National Bank
190 River Road
Summit, New Jersey 07901
Attn: William Johnston, Senior Vice President
Fax #: (908) 598-3100

With a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07101
Attn: Todd M. Poland, Esq.
Fax #: (973) 624-7070

Any notice given in accordance with the provisions of this section shall be deemed effective, if hand delivered, on the date of such delivery, or on the date telecommunicated if telecopied, or if mailed, on the date upon which the return receipt is signed or delivery refused or the notice is designated by the postal authorities as not deliverable, as the case may be. Each party may give notice to each of the other parties of a change of its address for the purpose of giving notice under this section which, thereafter until changed by like notice, shall be the address of such party for purposes of this Agreement. Any failure to provide notice to the parties' attorneys shall not affect the validity of any otherwise proper notice.


8.11  TITLES

     The titles and headings indicated herein and any table of contents are inserted for convenience only and shall not be considered apart of this Agreement or in any way limit the construction or interpretation of this Agreement.


8.12  DISCLOSURE/CONFIDENTIALITY

     (A) The Bank is hereby authorized to disclose any financial or other information it may have about the Borrower or any Subsidiary to any present or future purchaser, participant or assignee or prospective participant or assignee, any regulatory body or agency having jurisdiction over the Bank, or to any Person which succeeds' to all or any part of the Bank's interest herein; provided, however, that prior to the occurrence of an Event of Default, as a condition to the release of such information to a purchaser, participant or assignee, such person shall agree to be bound by the confidentiality provisions set forth in this section. The information provided may include, but is not limited to, amounts, terms, balances, payment history, return item history and any financial or other information about the Borrower or any Subsidiary and their respective Affiliates.

     (B) The Bank agrees to, and to take those steps reasonably required to cause its Affiliates, representatives and independent contractors to, take reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it or on its behalf by the Borrower or any Subsidiary, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in the enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than such the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided, however, that the Bank may disclose such information (1) at the request or pursuant to any requirement of any Governmental Body to which the Bank is subject or in connection with an examination of the Bank by any such governmental body; (2) pursuant to subpoena or other court process provided the Borrower is given prior notice of such process to the extent the Bank is permitted to provide such notice; (3) when required to do so in accordance with the provisions of any applicable law provided the Borrower is given prior notice of such process to the extent the Bank is permitted to provide such notice; (4) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any right or remedy or under any other Loan Document; (6) to the Bank's independent auditors and other professional advisors; (7) to any purchaser, participant or assignee actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (8) as to the Bank or its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is a party; and (9) to its Affiliates.


8.13  TERM

     This Agreement shall with respect to (i) Section 2.1 hereof have a term through the Revolving Credit Maturity Date, and (ii) Section 2.2 hereof have a term through the Term Loan Maturity Date. The Loans provided for in Sections 2.1 and 2.2 hereof shall be due and payable in full upon expiration of the term as set forth therein or as otherwise set forth in this Agreement. Notwithstanding the expiration of the term, the rights of the Bank hereunder and the obligations of the Borrower hereunder shall remain in full force and effect until all of the Obligations are finally and indefeasibly paid in full and any commitment to extend credit has been terminated.


8.14  INTEREST LIMITATION

     It is the intention of the Bank and the Borrower to conform strictly to the laws of the State of New Jersey or the laws of such other jurisdiction which may be found to apply to the subject transaction relating to the maximum rate of interest which may be lawfully contracted for or charged. Nothing contained in this Agreement or any other Loan Document shall be construed to mean that The Borrower has contracted to pay or are obligated to pay any sum or sums to the Bank in excess of those which may lawfully be charged or contracted for under applicable law of the State of New Jersey or other applicable law. If any provision of this Agreement or any of the other Loan Documents shall require payment of any sum or sums of interest in excess of the maximum permitted rate which may be lawfully contracted for or charged, then the Borrower and the Bank agree that such result is as a consequence of their inadvertence and/or mistake, and the interest charge for which the Borrower is liable under this instrument shall be recomputed for the sole and limited purpose of determining the extent of the obligations and liabilities of the Borrower to the Bank so that the interest charges for which the Borrower is liable shall not exceed the maximum permitted rate which is determined to be applicable. Additionally, any sums of interest which are collected by the Bank from the Borrower or other source in connection with the Credit Facilities evidenced hereby which are in excess of the maximum permitted rate shall, for the sole and limited purpose of determining the extent of the obligations and liabilities of the Borrower to the Bank, be credited against the amount of principal for which the Borrower is liable to the Bank after giving effect to any recomputation and adjustment required pursuant to the foregoing provisions of this section, or if such outstanding principal balance and interest are paid in full, any such excess shall be remitted by the Bank to the Borrower.

8.15  INDEMNIFICATION

     (A) The Borrower does hereby indemnify and agree to protect, defend and hold harmless the Bank, any entity which "controls" the Bank within the meaning of Section 15 of the Securities Act of 1933, as amended, or is under common control with the Bank, and any officer, director, official, agent, employee or attorney of the Bank, and their respective heirs, administrators, executors, successors and assigns (collectively, the "Indemnified Parties"), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable attorneys' fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of; resulting from, or in any way connected with the Loan Documents or the transactions contemplated therein (unless determined by a final judgment of a court of competent jurisdiction to have been caused solely by the gross negligence or willful misconduct of the Indemnified Parties), including, without limitation: (i) any untrue statement of a material fact contained in information submitted to the Bank by the Borrower or the Guarantor or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (ii) the failure of the Borrower or the Guarantor to perform any obligations required to be performed by the Borrower or such Guarantor under this Agreement or any of the Loan Documents; and (iii) the Bank's reporting or disclosure of any information concerning the Borrower or any Subsidiary to any prospective purchaser, assignee or participant as described in Section 2.14.

     (B) In case any action shall be brought against the Bank or any other Indemnified Party in respect to which indemnity may be sought against the Borrower, the Bank or such other Indemnified Party shall promptly notify the Borrower and the Borrower shall assume the defense thereof; including the employment of counsel selected by the Borrower and satisfactory to the Bank, the payment of all costs and expenses and the right to negotiate and consent to settlement. The failure of the Bank to so notify the Borrower shall not relieve the Borrower of any liability they may have under the foregoing indemnification provisions or from any liability which it may otherwise have to the Bank or any of the other Indemnified Parties, except for any losses, damages, expenses or liabilities which result directly from such failure. The Bank shall have the right, at its sole option, to employ separate counsel in any such action and to participate in the defense thereof; all at the Bank's sole cost and expense (unless there then exists an Event of Default, in which case same shall be at the Borrower's sole cost and expense). The Borrower shall not be liable for any settlement of any such action effected without its consent (unless the Borrower fails to defend such claim), but if settled with the Borrower's consent, or if there be a final judgment for the claimant in any such action, the Borrower agrees to indemnify and save harmless the Bank from and against any loss or liability by reason of such settlement or judgment.

     (C) The provisions of this Section 8.15 shall survive the repayment or other satisfaction of the Obligations.

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8.16  WAIVER OF TRIAL BY JURY

   THE BORROWER AND THE BANK AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY THE BANK OR THE BORROWER ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE BANK AND THE BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, THE BORROWER WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS
SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT EXTEND CREDIT TO THE BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

8.17  ARBITRATION

     (A) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute or controversy arising out of; or relating to this Agreement and the other Loan Documents between or among parties hereto or thereto ("Disputes") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.

     (B) All arbitration hearings shall be conducted in the city in which the office of the Bank first stated above is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be conducted within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

     (C) Notwithstanding the preceding binding arbitration provisions, the Bank and the Borrower agree to preserve, without diminution, certain remedies that any party hereto may exercise before or after an arbitration proceeding is brought. The

                                       49


parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off; and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief; sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

     (D) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages it has now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

     (E) The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                               BANK:

                               FIRST UNION NATIONAL BANK

                                    WILLIAM JOHNSTON
                               By: _____________________________
                                    William Johnston
                                    Sr. Vice President

                               BORROWER:


ATTEST:                        DATARAM CORPORATION

      THOMAS J. BITAR              MARK MADDOCKS
By: _____________________      By:______________________________
      Thomas J. Bitar              Mark Maddocks
      Secretary                    Vice President

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